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                     September 29, 2022

       Donald E. Brown
       Chief Financial Officer
       NiSource Inc.
       801 East 86th Avenue
       Merrillville, IN 46410

                                                        Re: NiSource Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-16189

       Dear Mr. Brown:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation